Exhibit 99.1

Consent of Person About to Become Director

In connection with the filing by Navios Maritime Containers L.P. (the “Company”) of Amendment No. 2 to the Registration Statement on Form F-1 (Registration No. 333-225677) (as such Registration Statement may be further amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the initial public offering of the Company’s common units, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as becoming a member of the board of directors of the Company upon the conversion of Navios Maritime Containers Inc., a Marshall Islands corporation, into the Company, as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Efstratios Desypris
Name: Efstratios Desypris

Date: July 10, 2018